Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 31, 2010, with respect to the consolidated financial statements, accompanying financial statement schedule, and internal control over financial reporting (which internal control report included an adverse opinion) included in the Annual Report on Form 10-K of Energy Conversion Devices, Inc. and subsidiaries for the year ended June 30, 2010 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Southfield, Michigan
February 11, 2011